EXHIBIT 10

                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 16, 1998

                                  by and among

                                METALS USA, INC.

                              PMC ACQUISITION CORP.
                       (a subsidiary of Metals USA, Inc.)


                              PACIFIC METAL COMPANY


                                       and

                          the Stockholders named herein


February 16, 1998 (6:05PM))
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                               TABLE OF CONTENTS



                                                                          Page

1.    THE MERGER.............................................................1
      1.1   THE MERGER.......................................................1
      1.2   EFFECTIVE TIME...................................................2
      1.3   CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS
            OF SURVIVING CORPORATION.........................................2
      1.4   EFFECT OF MERGER.................................................2
      1.5   NAME CHANGE......................................................3

2.    CONVERSION OF STOCK; OPTIONS AND SARS; CLOSING.........................3
      2.1   MANNER OF CONVERSION.............................................3
      2.2   OPTIONS..........................................................4
      2.3   SARS.............................................................4
      2.4   CLOSING..........................................................4
      2.5   DISSENTERS' RIGHTS...............................................4
      2.6   SHAREHOLDER APPROVAL AND DISCLOSURE..............................4

3.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.....................5
      3.1   DUE ORGANIZATION.................................................5
      3.2   AUTHORIZATION....................................................5
      3.3   CAPITAL STOCK OF THE COMPANY.....................................5
      3.4   SUBSIDIARIES.....................................................6
      3.5   FINANCIAL STATEMENTS.............................................6
      3.6   LIABILITIES AND OBLIGATIONS......................................6
      3.7   ACCOUNTS AND NOTES RECEIVABLE....................................6
      3.8   PERMITS AND INTANGIBLES..........................................7
      3.9   ENVIRONMENTAL MATTERS............................................7
      3.10  PERSONAL PROPERTY................................................8
      3.11  SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS........8
      3.12  REAL PROPERTY....................................................9
      3.13  INSURANCE........................................................9
      3.14  COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.....9
      3.15  EMPLOYEE BENEFIT PLANS..........................................10
      3.16  CONFORMITY WITH LAW; LITIGATION.................................11

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      3.17  TAXES...........................................................11
      3.18  NO VIOLATIONS; NO CONSENTS REQUIRED.............................13
      3.19  ABSENCE OF CHANGES..............................................13
      3.20  DEPOSIT ACCOUNTS; POWERS OF ATTORNEY............................15
      3.21  COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS.........15
      3.22  DISCLOSURE......................................................15
      3.23  PREEMPTIVE RIGHTS...............................................15
      3.24  CERTAIN BUSINESS PRACTICES......................................15
      3.25  NOTICES AND CONSENTS............................................16
      3.26  ESOP AUTHORIZATION..............................................16
      3.27  ESOP APPRAISAL AND FAIRNESS OPINION.............................16
      3.28  ESOP OWNERSHIP OF CAPITAL STOCK OF THE COMPANY..................16

4.    REPRESENTATIONS OF METALS.............................................17
      4.1   DUE ORGANIZATION................................................17
      4.2   AUTHORIZATION...................................................17
      4.3   NO VIOLATIONS...................................................17
      4.4   VALIDITY OF OBLIGATIONS.........................................17
      4.5   METALS STOCK....................................................17
      4.6   ABSENCE OF CHANGES..............................................18
      4.7   CAPITALIZATION..................................................18
      4.8   CONSENTS AND APPROVALS..........................................18
      4.9   SUBSIDIARY STATUS...............................................18

5.    COVENANTS PRIOR TO CLOSING............................................18
      5.1   COOPERATION.....................................................18
      5.2   CONDUCT OF BUSINESS PENDING CLOSING.............................19
      5.3   PROHIBITED ACTIVITIES...........................................19
      5.4   NO SHOP.........................................................19
      5.5   FURTHER ASSURANCES..............................................20
      5.6   NOTICES AND CONSENTS............................................20

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF
      STOCKHOLDERS AND COMPANY..............................................20
      6.1   REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS......20
      6.2   SATISFACTION....................................................20
      6.3   CONSENTS AND APPROVALS..........................................20
      6.4   NO MATERIAL ADVERSE EFFECT......................................20
      6.5   TAX MATTERS.....................................................21

                                      -ii-
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      6.6   STOCKHOLDER APPROVAL............................................21
      6.7   DELIVERY OF PROSPECTUS; REGISTRATION STATEMENT..................21

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF METALS
      AND NEWCO.............................................................21
      7.1   REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS......21
      7.2   NO MATERIAL ADVERSE EFFECT; DISSENTING STOCKHOLDERS LIMITATION..21
      7.3   SATISFACTION....................................................21
      7.4   CONSENTS AND APPROVALS..........................................21

8.    DELIVERIES............................................................22
      8.1   EMPLOYMENT AGREEMENTS...........................................22
      8.2   OPINION OF COUNSEL TO THE COMPANY...............................22
      8.3   OPINION OF COUNSEL TO METALS....................................22
      8.4   GOOD STANDING CERTIFICATES......................................22
      8.5   FIRPTA CERTIFICATE..............................................22
      8.6   RELATED PARTY TRANSACTIONS......................................22
      8.7   TAX MATTERS.....................................................22
      8.8   STOCKHOLDERS' RELEASE...........................................23
      8.9   ESOP............................................................23
      8.10  STOCK OPTIONS...................................................23

9.    POST-CLOSING COVENANTS................................................23
      9.1   PREPARATION AND FILING OF TAX RETURNS...........................23
      9.2   FURTHER ASSURANCES..............................................24

10.   INDEMNIFICATION.......................................................24
      10.1  SURVIVAL OF STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES.  .....24
      10.2  GENERAL INDEMNIFICATION BY THE STOCKHOLDERS.....................24
      10.3  INDEMNIFICATION BY METALS.......................................25
      10.4  SPECIFIC INDEMNIFICATION........................................25
      10.5  THIRD PERSON CLAIMS.............................................25
      10.6  METHOD OF PAYMENT...............................................26
      10.7  LIMITATIONS ON INDEMNIFICATION..................................26

11.   NONCOMPETITION........................................................26
      11.1  PROHIBITED ACTIVITIES...........................................26
      11.2  EQUITABLE RELIEF................................................27
      11.3  REASONABLE RESTRAINT............................................27
      11.4  SEVERABILITY; REFORMATION.......................................27
      11.5  INDEPENDENT COVENANT............................................27

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12.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................28
      12.1  GENERAL.........................................................28
      12.2  EQUITABLE RELIEF................................................28
      12.3  SURVIVAL........................................................28

13.   INTENDED TAX TREATMENT................................................28
      13.1  TAX-FREE REORGANIZATION.........................................28

14.   SECURITIES LAW MATTERS................................................29
      14.1  ECONOMIC RISK; SOPHISTICATION...................................29
      14.2  COMPLIANCE WITH LAW.............................................29
      14.3  CONTRACTUAL RESTRICTIONS........................................30

15.   GENERAL...............................................................30
      15.1  COOPERATION.....................................................30
      15.2  SUCCESSORS AND ASSIGNS..........................................30
      15.3  ENTIRE AGREEMENT................................................30
      15.4  COUNTERPARTS....................................................31
      15.5  BROKERS AND AGENTS..............................................31
      15.6  EXPENSES........................................................31
      15.7  NOTICES.........................................................31
      15.8  GOVERNING LAW...................................................33
      15.9  SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................33
      15.10 EFFECT OF INVESTIGATION; KNOWLEDGE..............................33
      15.11 EXERCISE OF RIGHTS AND REMEDIES.................................33
      15.12 TIME............................................................33
      15.13 REFORMATION AND SEVERABILITY....................................34
      15.14 REMEDIES CUMULATIVE.............................................34
      15.15 CAPTIONS........................................................34

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                                    SCHEDULES
SCHEDULE 2.1.     Manner of Conversion
SCHEDULE 2.2.     Outstanding Options
SCHEDULE 2.3.     Outstanding SARs
SCHEDULE 2.6.     Shareholder Approval and Disclosure
SCHEDULE 3.1.     Due Organization
SCHEDULE 3.2.     Authorization
SCHEDULE 3.3.     Capital Stock of the Company
SCHEDULE 3.4.     Subsidiaries
SCHEDULE 3.5.     Financial Statements
SCHEDULE 3.6.     Liabilities and Obligations
SCHEDULE 3.7.     Accounts and Notes Receivable
SCHEDULE 3.8.     Permits and Intangibles
SCHEDULE 3.9.     Environmental Matters
SCHEDULE 3.10.    Personal Property
SCHEDULE 3.11.    Significant Customers; Material Contracts and Commitments
SCHEDULE 3.12.    Real Property
SCHEDULE 3.13.    Insurance
SCHEDULE 3.14.    Compensation; Employment Agreements; Organized Labor Matters
SCHEDULE 3.15.    Employee Benefit Plans
SCHEDULE 3.16.    Conformity with Law; Litigation
SCHEDULE 3.18.    No Violations; No Consents Required
SCHEDULE 3.19.    Absence of Change
SCHEDULE 3.20.    Deposit Accounts; Powers of Attorney
SCHEDULE 3.21.    Competing Lines of Business; Related Party Transactions
SCHEDULE 3.26.    ESOP Authorization
SCHEDULE 4.8      Consents and Approvals
SCHEDULE 5.3.     Prohibited Activities
SCHEDULE 8.1.     Employment Agreement
SCHEDULE 8.10.    Stock Options

                                      -vi-
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                                     ANNEXES


ANNEX I     -   FORM OF EMPLOYMENT AGREEMENT

ANNEX II    -   FORM OF OPINION OF COUNSEL TO COMPANY AND
                STOCKHOLDERS

ANNEX III   -   FORM OF OPINION OF COUNSEL TO METALS

                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of February 16, 1998, by and among METALS USA, Inc., a Delaware corporation ("Metals"), PMC ACQUISITION CORP., an Oregon corporation and wholly-owned subsidiary of Metals ("Newco"), PACIFIC METAL COMPANY, an Oregon corporation (the "Company"), and the stockholders identified on the signature pages hereto (the "Stockholders").

      WHEREAS, the respective Boards of Directors of Newco and the Company (collectively called the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco pursuant to this Agreement and the applicable provisions of the laws of the State Oregon (the "State of Incorporation"); and

      WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

      WHEREAS, the Stockholders include the Trustees (the "ESOP Trustees") of the Company's Employee Stock Ownership Plan and Trust (the "ESOP"), acting on behalf of the ESOP, who join in this Agreement to evidence their approval, on behalf of the ESOP, of the transactions contemplated hereby, but who make only limited representations and warranties herein concerning their ownership of Company Stock (as defined below), approval of the transactions contemplated hereby, and related matters, and none of such Trustees, the ESOP or any of the beneficiaries of the ESOP are intended to make any representations concerning the business of the Company or related matters; and

      WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are consummating the transactions described herein;


      NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties herein contained, the parties hereto hereby agree as follows:

1.    THE MERGER

      1.1 THE MERGER. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Newco (the

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"Merger") and the separate existence of the Company shall cease, all in accordance with the provisions of the law of the State of Incorporation. Newco shall be the surviving corporation in the Merger and is sometimes hereinafter called the "Surviving Corporation".

      1.2 EFFECTIVE TIME. The Merger shall become effective at such time (the "Effective Time") as articles or certificates of merger, in form appropriate for filing, are filed with the Secretary of State (or other appropriate authorities) of the State of Incorporation (the "Merger Filings"). The Merger Filings shall be made as soon as practicable after the approval of the Merger by the Stockholders and the sole shareholder of Newco.

      1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. At the Effective Time:

            (i) the Certificate of Incorporation of Newco then in effect shall be the Certificate of Incorporation of the Surviving Corporation until they shall thereafter be duly amended;
            (ii) the By-laws of Newco then in effect shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;
            (iii) the Board of Directors of the Surviving Corporation shall consist of (a) the persons who were directors of the Company immediately prior to the Effective Time, and (b) J. Michael Kirksey, who shall be appointed to the Board of Directors of the Surviving Corporation effective immediately after the Effective Time (and, if necessary, the size of the Board of Directors of the Surviving Corporation shall be expanded so as to accommodate such appointments); and
            (iv)the officers of the Company immediately prior to the Effective Time shall become officers of the Surviving Corporation in the same capacity or capacities, and J. Michael Kirksey shall be appointed as an additional Vice President, and Terry L. Freeman shall be appointed as an additional Vice President and Assistant Treasurer, and Keith St. Clair shall be appointed as an Assistant Treasurer and Assistant Secretary, and John A. Hageman shall be appointed as an Assistant Secretary, of the Surviving Corporation.

      1.4 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the law of the State of Incorporation. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time, the separate existence of the Company shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in

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action, and all and every other interest of or belonging to or due to the
Company and Newco shall be taken and deemed to be transferred to, and vested in and assumed by, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of the state of Incorporation vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

      1.5 NAME CHANGE. After the Effective Time, or as a part of the Merger, Metals shall have the right to elect to cause the Surviving Corporation to change its name to "Pacific Metal Company".

2.    CONVERSION OF STOCK; OPTIONS AND SARS; CLOSING

      2.1 MANNER OF CONVERSION. The manner of converting the shares of (i) outstanding capital stock of the Company ("Company Stock") and (ii) Newco Stock, issued and outstanding immediately prior to the Effective Time, respectively, into shares of (x) Metals Stock (as defined below) and (y) common stock of the Surviving Corporation, respectively, shall be as follows:

      As of the Effective Time:

            (i) as set forth on SCHEDULE 2.1, each share of Company Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into the right to receive its pro rata interest in the aggregate consideration payable to all holders of Company Stock, which consideration shall consist of (a) xxx,xxx shares of common stock, par value $.01 per share, of Metals ("Metals Stock"), plus (b) $ x,xxx,xxx in cash (payable by wire transfer of immediately available funds) and which consideration shall be allocated among each share of Company Stock in the amounts set forth in SCHEDULE 2.1 which schedule shall be completed and agreed upon by the parties between the date hereof and the Closing;

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            (ii) all shares of Company Stock, if any, that are held by the
Company as treasury stock shall be canceled and retired and no shares of Metals Stock or other consideration shall be delivered or paid in exchange therefor; and
            (iii) each share of Newco Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall continue to be owned by Metals immediately after the Effective Time.

      2.2 OPTIONS. All outstanding options and other rights of any nature whatsoever to acquire shares of capital stock of the Company or any instrument convertible into or exchangeable for shares of capital stock of the Company shall be canceled at the Effective Time. Metals shall issue to the holders of such options or other rights (the names of which holders and a description of the options or other rights held by each is set forth on SCHEDULE 2.2 hereto) 188,514 shares of Metals Stock to be allocated to such holders as set forth on such SCHEDULE 2.2.

      2.3 SARS. The Company's Stock Appreciation Rights Plan (the "SAR Plan") shall be terminated at the Effective Time, and Metals shall provide the Company $x,xxx,xxx to be distributed as described in the following sentence. Immediately before the Effective Time, Metals shall cause the Company to pay to the holders of the outstanding stock appreciation rights ("SARs") issued pursuant to the SAR Plan (the names of which holders and the number of share equivalents covered by such SARs held by each is set forth on SCHEDULE 2.3 hereto) the amount in cash (totaling $x,xxx,xxx) shown opposite each such holder's name on such SCHEDULE 2.3.

      2.4 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by exchange among the parties of facsimiles of executed documents to be delivered at the Closing (with executed originals to be exchanged by overnight courier service or other means acceptable to the parties) on the date (the "Closing Date") on which the conditions set forth herein to the obligations of the parties to consummate the transactions described herein are satisfied or waived or on such other date and place as the parties may mutually determine but in no event later than April 1, 1998. At the Closing the Stockholders are delivering to Metals the certificates representing the Company Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

      2.5 DISSENTERS' RIGHTS. Metals, Newco and/or the Surviving Corporation shall be responsible for payment of amounts required to be paid, if any, as a result of any shareholder of the Company or any participant in the ESOP exercising his or her right to dissent from, and obtain payment of the fair value of his or her shares in the event of, the consummation of the Merger. Metals and Newco acknowledge and agree that the ESOP Trustees intend to exercise dissenters' rights to the extent and in the proportion that the ESOP participants instruct them to do so.

      2.6 SHAREHOLDER APPROVAL AND DISCLOSURE. The Stockholders and the ESOP Trustees of the Company hereby agree to the exercise of the options and payment of the SARs as more fully described on SCHEDULE 2.6 attached hereto. The Stockholders and the ESOP Trustees acknowledge that they are fully aware of all material facts related to the exercise of the options and payment of the SARs. Information relating to such exercise and payment is included on SCHEDULE 2.6.

3.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      The Stockholders (other than the ESOP Trustees, who make only the limited representations and warranties set forth in Sections 3.26 - 3.28 hereof and other than the ESOP and its participants and their beneficiaries in their capacity as such) jointly and severally represent and warrant that all of the following representations and warranties are true at the date of this Agreement.

      3.1 DUE ORGANIZATION. The Company is a corporation duly organized and validly existing under the laws of the State of Incorporation, and has all requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not be reasonably likely to have a material adverse effect on the business, operations, properties, assets or financial condition of the Company taken as a whole (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect"). SCHEDULE 3.1 sets forth a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of the Company (the "Charter Documents") are all attached to SCHEDULE 3.1. The stock records of the Company, a copy of which is attached to SCHEDULE 3.1, are correct and complete in all material respects. There are no minutes that have not been made available to Metals, and all of such minutes are correct and complete in all material respects.

      3.2 AUTHORIZATION. (i) The representatives of the Company executing this Agreement have the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement, which has been approved by the Board of Directors of the Company. Prior to consummating the Merger, and as a condition precedent thereto, the Company is required to obtain the approval of a majority of the Stockholders. A copy of the resolution adopted by the Board of Directors of the Company approving this Agreement and recommending the Merger to the Stockholders, certified by the

Secretary or an Assistant Secretary of the Company, is attached hereto as
SCHEDULE 3.2. This Agreement has been validly executed and delivered by the Company and the Stockholders and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, including the conditions precedent set forth in Article 7.

      3.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of (i) 500,000 shares of common stock, par value $1.00 per share, of which 177,250 shares are issued and outstanding. The Company Stock is owned of record and beneficially by the Stockholders in the amounts set forth on SCHEDULE 3.3 and, except as set forth on SCHEDULE 3.3, all of such shares are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares were issued in violation of any preemptive rights or similar rights of any person. Except as set forth on SCHEDULES 2.2 AND 2.3, no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any shares of its capital stock or obligates any Stockholder to transfer any shares of Company Stock to any person except pursuant to this Agreement, and no stock appreciation right or other similar right or other right of any nature whatsoever exists that entitles or could in the future entitle any person to any amount of cash or other property from the Company based on the value of the Company Stock.

      3.4 SUBSIDIARIES. Except as set forth on SCHEDULE 3.4, the Company has no subsidiaries and has not conducted business under any name except its exact legal name set forth on its certificate or articles of incorporation. Except as set forth in SCHEDULE 3.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      3.5 FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as SCHEDULE 3.5: balance sheets of the Company as of December 31, 1997 and 1996, and any related statements of operations, stockholder's equity and cash flows for the two-year period ended December 31, 1997, together with any related notes and schedules (the "Financial Statements"). December 31, 1997 is herein called the "Balance Sheet Date". The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with preceding years, with the exception of the accounting for SARs which has been reported as a correction of an error, and present fairly in all material respects the financial position and results of operations of the

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Company as of the dates of such statements and for the periods covered thereby.
The books of account of the Company have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      3.6 LIABILITIES AND OBLIGATIONS. Except as and to the extent disclosed and adequately provided for in the Financial Statements and except for trade payables incurred in the ordinary course of business or as otherwise set forth on SCHEDULE 3.6 hereto, the Company has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise.

      3.7 ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 3.7 sets forth an accurate summary of the accounts, by branch, and notes receivable of the Company as of January 30, 1998. Receivables from and advances to employees and the Stockholders and any entities or persons related to or affiliated with the Stockholders are separately identified on SCHEDULE 3.7. SCHEDULE 3.7 also sets forth an accurate aging analysis of all accounts by branch, notes and other receivables as of the Balance Sheet Date, showing amounts due in 30, 60 and 90-day aging categories. Except to the extent reflected on SCHEDULE 3.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on SCHEDULE 3.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      3.8 PERMITS AND INTANGIBLES. To the best of the Company's knowledge, the Company holds all material licenses, franchises, permits and other governmental authorizations required in connection with the conduct of the Company's business. SCHEDULE 3.8 sets forth an accurate list and summary description of all such material licenses, franchises, permits and other governmental authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on SCHEDULE 3.9). To the best of the Company's knowledge, the licenses, franchises, permits and other governmental authorizations listed on SCHEDULES 3.8 and 3.9 are valid, and the Company has not received any notice that any person intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. To the best of the Company's knowledge, the Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on SCHEDULES 3.8 and 3.9 and is not in violation of any of the foregoing. Except as specifically set forth on SCHEDULE
3.8 or 3.9, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such licenses, franchises, permits or government authorizations.

      3.9 ENVIRONMENTAL MATTERS. To the best of the Company's knowledge and except as set forth on SCHEDULE 3.9, the Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, (i) has not had and is not reasonably likely to have a Material Adverse Effect on the Company or any of its businesses, and (ii) will not necessitate any material expenditure by or on behalf of the Company. To the best of the Company's knowledge, the Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on SCHEDULE 3.9, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. To the best of the Company's knowledge, there have been no releases of Hazardous Wastes, Hazardous Materials or Hazardous Substances (as defined in Environmental
Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws. To the best of the Company's knowledge, there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which is reasonably likely to lead to any claim against the Company, Metals or Newco for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state or local statutes and regulations. To the best of the Company's knowledge, the Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

      3.10 PERSONAL PROPERTY. SCHEDULE 3.10 sets forth an accurate list of (a) all personal property included in "plant, property and equipment" on the balance sheet of the Company, (b) all other personal property owned by the Company with an individual value in excess of $10,000 (i) as of the Balance Sheet Date and
(ii) acquired since the Balance Sheet Date and (c) all leases and agreements in respect of personal property, including, in the case of each of (a), (b) and
(c), an
indication as to which assets are currently owned, by the Stockholders, relatives of the Stockholders, or Affiliates of the Company or the Stockholders. Except as noted on SCHEDULE 3.10, true, correct and complete copies of all of the documents listed on SCHEDULE 3.10 have been delivered to Metals. Except as set forth and specifically described on SCHEDULE 3.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on SCHEDULE 3.10, (ii) all of the personal property listed on SCHEDULE 3.10 is in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on SCHEDULE 3.10 are in full force and effect and constitute valid and binding agreements of the other parties (and their successors) thereto in accordance with their respective terms.

      3.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE
3.11 sets forth a list of (i) all customers representing 1% or more of the Company's revenues for the year ended December 31, 1997, and (ii) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (limited to contracts with significant customers, significant vendors, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). Except as noted on SCHEDULE 3.11, true, complete and correct copies of such agreements have been provided to Metals. Except as described on SCHEDULE 3.11, (i) none of the Company's customers identified on
SCHEDULE 3.11 have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company, and
(ii) the Company has complied with all material commitments and obligations pertaining to it, and is not in default under any contracts or agreements listed on SCHEDULE 3.11 and no notice of default under any such contract or agreement has been received. SCHEDULE 3.11 also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment in the aggregate of more than $200,000 by the Company.

      3.12 REAL PROPERTY. SCHEDULE 3.12 includes a list of all real property owned or leased by the Company at the date hereof, and all other real property, if any, used by the Company in the conduct of its business. The Company has good and marketable title in fee simple to the real property it purports to own, subject to no encumbrances except encumbrances that do not interfere with the use of such property, none of which encumbrances secures liability for borrowed money and has good and valid leasehold interests in the real property it purports to lease. True, complete and correct copies of all leases and agreements in respect of real property leased by the Company have been delivered to Metals. Except as set forth on SCHEDULE 3.12, all of such leases listed on
SCHEDULE 3.12 are in full force and effect and constitute valid and binding agreements of the other parties (and their successors) thereto in accordance with their respective terms.

      3.13 INSURANCE. SCHEDULE 3.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and an accurate list of all insurance loss runs or workers compensation claims received for the past three policy years. True, complete and correct copies of all insurance policies currently in effect, together with certificates of insurance showing such policies to be in effect, have been made available to Metals. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws, and provide adequate coverage against the risks involved in the Company's business. None of such policies is a "claims made" policy.

      3.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
SCHEDULE 3.14 sets forth an accurate list showing all officers, directors and key employees (as determined by the Company in its sole discretion) of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. True, complete and correct copies of any employment agreements for the persons listed on SCHEDULE
3.14 and all other employment and other agreements of any nature containing any provision that could require the Company to make any payment to any person as a result of the transactions contemplated by this Agreement have been delivered to Metals. Except as set forth on SCHEDULE 3.14, since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

      Except as described in Note 1 to the Financial Statements or as set forth on SCHEDULE 3.14, (i) the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company, no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened, labor dispute involving the Company and any group of its employees. The Company has not experienced any labor interruptions over the past five years. The Company's relationship with its employees is good.

      3.15 EMPLOYEE BENEFIT PLANS. SCHEDULE 3.15 sets forth an accurate schedule showing all employee benefit plans of the Company, including all agreements or arrangements (other than agreements or arrangements set forth on SCHEDULE 3.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements. True, complete and correct copies of such plans, agreements and any trusts related thereto have been delivered to Metals. A classification of employees covered thereby as of the Balance Sheet Date is set forth on SCHEDULE 3.15. Except for the employee benefit plans, if any, described on SCHEDULE 3.15, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on SCHEDULE 3.15, and is not required to contribute to any retirement plan, except as set forth on SCHEDULE 3.15, pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees.

      The Company is not now, and cannot as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA. To the best of the Company's knowledge, all employee benefit plans listed on SCHEDULE 3.15 and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of Company with respect to any plan listed on SCHEDULE 3.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on SCHEDULE
3.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of the determination letters relating thereto are included as part of SCHEDULE 3.15. Except as disclosed on SCHEDULE 3.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof have been made available to Metals. To the best of the Company's knowledge, neither the Stockholders, any plan listed in SCHEDULE 3.15 nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or
Section 406 of ERISA. No plan listed in SCHEDULE 3.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed in SCHEDULE 3.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in SCHEDULE 3.15; the Company has not incurred liability under Section 4062 of ERISA; and to the best of the Company's knowledge, no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      3.16 CONFORMITY WITH LAW; LITIGATION. To the best of the Company's knowledge and except as set forth on SCHEDULE 3.16, there are no claims, actions, suits or proceedings, pending or threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. Except as set forth on
SCHEDULE 3.16, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and there is no basis therefor. To the best of the Company's knowledge and except as set forth on SCHEDULE 3.16, the Company has conducted for the past five years and now conducts its business in compliance with all material laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets. To the best of the Company's knowledge, the Company is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them.

      3.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

      All Tax returns ("Returns") required to be filed with respect to any Tax for which any of the Company and the Company Subsidiaries (if any) is liable have been duly and timely filed with the appropriate Taxing Authority, each Tax shown to be payable on each such Return has been paid, each Tax payable by the Company or a Company Subsidiary by assessment has been timely paid in the amount assessed, and adequate reserves have been established on the consolidated books of the Company and the Company Subsidiaries for all Taxes for which any of the Company and the Company subsidiaries is liable, but the payment of which is not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, liable for any Tax payable by reason of the income or property of a Person other than the Company or a Company Subsidiary. Each of the Company and the Company Subsidiaries has timely filed true, correct and complete declarations of estimated

Tax in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon the assets of the Company or any Company Subsidiary except Liens for Taxes which are not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, subject to Tax in any jurisdiction outside the United States. No Litigation with respect to any Tax for which the Company or any Company Subsidiary is asserted to be liable is pending or, to the knowledge of the Company or any Stockholder (other than the ESOP Trustees), threatened, and no basis which the Company or any Stockholder (other than the ESOP Trustees) believes to be valid exists on which any claim for any such Tax can be asserted against the Company or any Company Subsidiary. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Company Subsidiary and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which the Company or any Company Subsidiary is or may be liable has been granted to any Taxing Authority. Neither the Company nor any Company Subsidiary is or has been party to any tax allocation or sharing agreement. All amounts required to be withheld by any of the Company and the Company Subsidiaries and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Company and each Company Subsidiary have made all deposits required by law to be made with respect to employees' withholding and other employment Taxes. Neither the Company nor any Stockholder is a "foreign person," as that term is referred to in Section 1445(f)(3) of the Code. The Company has not filed a consent pursuant to Section 341 (f) of the Code or any comparable provision of any other tax statute and has not agreed to have
Section 341 (f)(2) of the Code or any comparable provision of any other Tax statute apply to any disposition of an asset. The Company has not made, is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code. No asset of the Company or of any Company Subsidiary is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type. No accounting method changes of the Company or of any Company Subsidiary exist or are proposed or threatened which could give rise to an adjustment under Section 481 of the Code.

      3.18 NO VIOLATIONS; NO CONSENTS REQUIRED. The Company is not in violation of any of its Charter Documents. Neither the Company nor, to the knowledge of the Company, any other party thereto, is in default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents") that would have a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 3.18, the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents, and the rights and benefits of the Company under the Material Documents will not be adversely affected by the transactions contemplated hereby. Except as set forth on SCHEDULE

3.18, none of the Material Documents requires notice to, or any consent or approval that has not been obtained of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect. Except as set forth on SCHEDULE 3.18, consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit. None of the Material Documents prohibits or restricts the Company from freely providing services to any other person. The Company will use its best efforts to obtain all necessary consents and approvals prior to the Merger and shall direct its appropriate employees to cooperate with and assist Newco in obtaining such consents and approvals after the Merger which have not been obtained prior thereto.

      3.19 ABSENCE OF CHANGES. Except as contemplated by this Agreement and except for the transactions necessary to consummate the Merger, since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on SCHEDULE 3.19, there has not been:

            (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;
            (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;
            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;
            (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;
            (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents;
            (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of the Company;
            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person, including, without limitation, the Stockholders and their affiliates;
            (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholder or any affiliate thereof;
            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;
            (xi) any waiver of any material rights or claims of the Company, provided, however, that this shall not be deemed to apply to ordinary adjustments of bills with customers consistent with past practice;
            (xii) any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;
            (xiii) any transaction by the Company outside the ordinary course of its business;
            (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or
            (xv) any distribution of property or assets by the Company other than in the ordinary course of business.
            (xvi) any change in the Company's Articles of Incorporation or By-laws;
            (xvii) any contract, commitment or liability entered into or incurred or any capital expenditures made except in the normal course of business consistent with past practice in an individual amount not in excess of $10,000 and in an aggregate amount not in excess of $200,000;
            (xviii) any mortgage, pledge or other lien or encumbrance upon any assets or properties created, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the business of the Company, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business;
            (xix) any transfer or disposition of any property or equipment except in the normal course of business;
            (xx) any other transaction outside the ordinary course of its business or prohibited hereunder; or
            (xii) any increase or commitment to any increase in the salary, bonus, commission or other compensation of any officer, director, employee or agent of the Company.

      3.20 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 3.20 sets forth a schedule as of the date of this Agreement of: (i) the name of each financial institution in which the Company has accounts or safe deposit boxes, (ii) the names in which the accounts or boxes are held, (iii) the type of account, (iv) the account number, (v) the amount of cash, cash equivalents and securities held in such account as of January 31, 1998, and (vi) the name of each person authorized to draw thereon or have access thereto. SCHEDULE 3.20 also sets forth the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      3.21 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on SCHEDULE 3.21, neither the Stockholders nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company, except for ownership of less than 1% of the outstanding stock of any publicly traded company in which such person has no management or other similar position. Except as set forth on SCHEDULE 3.21, no officer, director or stockholder of the Company has, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      3.22 DISCLOSURE. The Company has provided Metals or its representatives with all the information that Metals has requested in analyzing whether to consummate the transactions described herein. None of the information so provided nor any representation or warranty contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact not disclosed in this Agreement or the schedules hereto that to any Stockholder's (other than the ESOP Trustees) actual knowledge has specific application to the Company (other than general economic or industry conditions) which materially adversely affects or, so far as the Stockholders (other than the ESOP Trustees) can reasonably foresee, materially threatens, the assets, business, or condition (financial or otherwise), results of operations or prospects of the Company.

      3.23 PREEMPTIVE RIGHTS. The Stockholders do not have, and hereby waive, any preemptive or other right to acquire shares of the Company's capital stock that the Stockholders have or may have had. No other person has any preemptive or other right to acquire any shares of the Company's capital stock.

      3.24 CERTAIN BUSINESS PRACTICES. Neither the Company nor, to the knowledge of the Company or the Stockholders, any person acting on behalf of the Company, has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

      3.25 NOTICES AND CONSENTS. The Company has given any notices to third parties (including bargaining agents, if any) and has obtained any third party consents that may be necessary to consummate the transactions contemplated hereby.


      The ESOP Trustees jointly and severally represent and warrant that all of the following representations and warranties are true at the date of this Agreement.

      3.26 ESOP AUTHORIZATION. (i) The ESOP Trustees have the authority to enter into and bind the ESOP to the terms of this Agreement (subject to the condition precedent of statutory approval of the Merger) and (ii) the ESOP has the full legal right, power and authority to enter this Agreement, which has been approved by the ESOP Trustees. Prior to consummating the Merger, and as a condition precedent thereto, the Company is required to obtain the approval of a majority of the Stockholders. The ESOP Trustees shall ask each participant in the ESOP to vote the Company Stock allocated to his or her ESOP account for or against the Merger. The ESOP Trustees intend to vote the Company Stock owned by the ESOP Trustees for or against the Merger in the same percentage as voted by the participants of the ESOP. A copy of the resolution adopted by the ESOP Trustees approving this Agreement and recommending the Merger is attached hereto as SCHEDULE 3.26. This Agreement has been validly executed and delivered by the ESOP Trustees and constitutes a legal, valid and binding obligation of the ESOP Trustees on behalf of the ESOP enforceable in accordance with its terms, including the conditions precedent set forth in Article 6.

      3.27 ESOP APPRAISAL AND FAIRNESS OPINION. The ESOP Trustees have received
(i) an appraisal (the "ESOP Appraisal") from a qualified independent appraisal firm of the value of the shares of Company Stock held by the ESOP immediately prior to the date hereof, which confirms that the value of such shares of Company Stock is not more than the per share consideration to be received by the ESOP in the Merger, and (ii) an opinion (the "ESOP Fairness Opinion") from a qualified independent investment advisor to the effect that, as of the Closing Date, the transactions contemplated hereby are fair to the ESOP and the beneficiaries thereof from a financial point of view. Copies of the ESOP Appraisal and of the ESOP Fairness Opinion have been delivered to Metals.

      3.28 ESOP OWNERSHIP OF CAPITAL STOCK OF THE COMPANY. The ESOP (or the ESOP Trustees, on behalf of the ESOP) is the record owner of the number of shares of Company Stock set forth on SCHEDULE 3.3 and, except as set forth on SCHEDULE 3.3, all of such shares are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. The participants in the ESOP are the beneficial owners of the allocated shares of such Company Stock, and no person has any beneficial interest in any unallocated shares of such Company Stock.

4.    REPRESENTATIONS OF METALS

      Metals represents and warrants that all of the following representations and warranties in this Section 4 are true at the date of this Agreement.

      4.1 DUE ORGANIZATION. Metals and Newco are each corporations duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and each has the requisite power and authority to carry on its business as it is now being conducted. Metals and

Newco are each qualified to do business and are each in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

      4.2 AUTHORIZATION. (i) The respective representatives of Metals and Newco executing this Agreement have the authority to enter into and bind Metals and Newco to the terms of this Agreement and (ii) Metals and Newco have the full legal right, power and authority to enter into this Agreement and the Merger.

      4.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) result in any violation or breach or constitute a default under any of the terms or provisions of the Restated Certificate of Incorporation, as amended, of Metals or the Amended and Restated Bylaws of Metals or the Certificate of Incorporation or Bylaws of Newco; (ii) violate, or be in conflict with, or constitute a default, or an event which, with notice or lapse of time or both, would constitute a default, under, or result in the termination of or accelerate the performance required under, or cause the acceleration of the maturity of any material debt or obligation pursuant to which Metals is bound; or (iii) violate any order of any governmental or regulatory authority, judgment, decree, order or award of any court, arbitrator, administrative agency or governmental authority or any material license, consent, permit, order, approval or other authorization of any governmental or regulatory authority, or any material statute, law, ordinance, rule or regulation.

      4.4 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by Metals and Newco and the performance of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of Metals and Newco and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of Metals and Newco, enforceable in accordance with its terms.

      4.5 METALS STOCK. At the time of issuance thereof, the Metals Stock to be delivered to the Stockholders pursuant to this Agreement will constitute valid and legally issued, fully paid and nonassessable shares of Metals. The offer and sale of the Metals Stock to be delivered to the Stockholders pursuant to this Agreement have been registered on Metals' Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on September 12, 1997 (Registration No. 333-35575) (such Registration Statement, as amended at the time of the delivery of the Metals Stock to the Stockholders pursuant to this Agreement, being herein called the "Registration Statement"; and the Prospectus contained therein being herein called the "Prospectus").

      4.6 ABSENCE OF CHANGES. The financial condition of Metals is as disclosed in the Registration Statement. There has not been any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Metals since the date thereof, nor has there been any purchase or acquisition of, or agreement, plan of arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of Metals' business.

      4.7 CAPITALIZATION. Metals' capital structure is as disclosed in the Registration Statement and, since the date thereof, there has not been:

            (i) any change in the authorized capital of Metals or its outstanding securities or any grant of any options, warrants, calls, conversion rights or commitments;

            (ii) any declaration or payment of any dividend or distribution in respect to the capital stock or any direct or indirect redemption, purchase or acquisition of any capital stock of Metals;

            (iii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Metals; or

            (iv) any distribution of property or assets of Metals other than in the ordinary course of business.

      4.8 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.8 hereto, and other than the filing of articles or certificates of merger in accordance with Section 1.2 hereto, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, nor notice to, any governmental authority or other third party is required on the part of Metals or Newco in connection with the execution of the Agreement, the related agreements, or the consummation of the transaction contemplated hereby or thereby, including, but not limited to the Merger.

      4.9 SUBSIDIARY STATUS. Metals, Newco and/or the Surviving Corporation hereby represent and warrant that there is no present intention and/or plan to merge the Surviving Corporation into Metals. The present plan of all the parties hereto is to continuously operate in the future the Surviving Corporation as a wholly owned subsidiary of Metals.

5.    COVENANTS PRIOR TO CLOSING

      5.1 COOPERATION. Between the date of this Agreement and the Closing Date, the Company and Metals will cooperate with one another and their respective auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. Except as contemplated by this Agreement, Metals, Newco, the Stockholders and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the confidentiality agreements previously executed by the parties.

      5.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing Date, the Company and Metals will use commercially reasonable efforts to carry on their respective businesses in substantially the same manner as they had heretofore and not introduce any material new method of management, operation or accounting.

      5.3 PROHIBITED ACTIVITIES. Except as set forth on SCHEDULE 5.3, between the date hereof and the Closing Date, the Company will not, without prior written consent of Metals, which will not be unreasonably withheld:

            (i)  make any change in its Articles of Incorporation or By-laws;
            (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;
            (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;
            (iv) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;
            (v) negotiate for the acquisition of any business or the start-up of any new business;
            (vi) merge or consolidate or agree to merge or consolidate with or into any other corporation or other entity;
            (vii) enter into any other transaction outside the ordinary course of its business or prohibited hereunder; or
            (viii) increase or commit to any increase in the salary, bonus, commission or other compensation of any officer, director, employee or agent of the Company outside of the ordinary course of business.

      5.4 NO SHOP. Neither the Stockholders, the Company, nor any agent, officer, director, trustee (including the ESOP Trustees) or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

            (i) solicit or initiate the submission of proposals or offers from any person for,
            (ii) participate in any discussions pertaining to, or
            (iii) furnish any information to any person other than Metals or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company.

      5.5 FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      5.6 NOTICES AND CONSENTS. The Company will use commercially reasonable best efforts to give any notices to third parties, and obtain any third party consents, that may be necessary to consummate the transactions contemplated hereby.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND
      COMPANY

      The obligations of the Stockholders and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

      6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Metals contained in Article 4 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Metals and Newco on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date and signed by the President or any Vice President of Metals shall have been delivered to the Stockholders.

      6.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Company and its counsel.

      6.3 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) as set forth on SCHEDULE 4.8 shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the Company deems it inadvisable to proceed with the transactions hereunder.

      6.4 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to Metals that would constitute a Material Adverse Effect.

      6.5 TAX MATTERS. Counsel to the ESOP Trustees shall have delivered a third party opinion to the Stockholders (other than the ESOP Trustees) that the Merger will constitute a reorganization under Sections 368(a)(1)(A) and (a)(2)(D) of the Code.

      6.6 STOCKHOLDER APPROVAL. The requisite majority of the stockholders of the Company and Newco shall have approved the Merger.

      6.7 DELIVERY OF PROSPECTUS; REGISTRATION STATEMENT. Metals shall have delivered to the Stockholders, ESOP Trustees and the Company a sufficient number of Prospectuses for delivery to the Stockholders and ESOP participants of the Company at least seven days prior to the Closing Date. Metals shall have distributed a copy of the Registration Statement to Company's counsel at least seven days prior to the Closing Date.

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF METALS AND NEWCO

      The obligations of Metals and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

      7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and the Company on or before the Closing Date, as the case may be, shall have been duly performed or complied with in all material respects; and the Stockholders shall have delivered to Metals certificates dated the Closing Date to such effect.

      7.2 NO MATERIAL ADVERSE EFFECT; DISSENTING STOCKHOLDERS LIMITATION. Since the date of this Agreement, no event or circumstance shall have occurred with respect to the Company which would constitute a Material Adverse Effect. Stockholder's owning no more than forty (40%) percent of the Company Stock shall have perfected their dissenting shareholder rights under the applicable corporate laws.

      7.3 SATISFACTION. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Metals and its counsel.

      7.4 CONSENTS AND APPROVALS. As of the Closing Date, the Company shall have delivered all material consents as set forth on SCHEDULE 3.18. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) shall have been obtained and made shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of Metals as a result of which Metals deems it inadvisable to proceed with the transactions hereunder.

8.    DELIVERIES

      8.1 EMPLOYMENT AGREEMENTS. The persons listed on SCHEDULE 8.1 are entering into Employment Agreements with the Surviving Corporation, and guaranteed by Metals, in the form of ANNEX I hereto, and the Surviving Corporation is implementing an incentive bonus plan in form and substance satisfactory to Metals pursuant to which such persons will have the opportunity to earn bonuses of at least 25% of their respective base salaries upon attainment of the operating income and other performance targets set forth therein.

      8.2 OPINION OF COUNSEL TO THE COMPANY. Counsel to the Company and the Stockholders (other than the ESOP Trustees) is delivering to Metals an opinion dated the date hereof in the form of ANNEX II.

      8.3 OPINION OF COUNSEL TO METALS. Counsel to Metals is delivering to the Company and the Stockholders an opinion dated the date hereof in the form of ANNEX III.

      8.4 GOOD STANDING CERTIFICATES. The Company is delivering to Metals a certificate, dated as of a date no earlier than twenty days prior to the date hereof, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company is in existence and authorized to do business.

      8.5 FIRPTA CERTIFICATE. Each Stockholder is delivering to Metals a certificate to the effect that he is not a foreign person pursuant to Section 1.1445-2(b) of the Treasury regulations.

      8.6 RELATED PARTY TRANSACTIONS. All existing leases, agreements and arrangements between the Company and any Stockholder or any affiliate of any Stockholder (including without limitation any stockholders agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Company and any employee except as specifically approved in writing by Metals) are either being canceled (including cancellation by payment) or the terms thereof are being renegotiated on an arm's length basis satisfactory to Metals.

      8.7 TAX MATTERS. Counsel to the ESOP Trustees is delivering a third-party opinion to the Stockholders (other than the ESOP Trustees) to the effect that the receipt of Metals Stock by the

Stockholders who are not ESOP Trustees pursuant to this Agreement and the Merger will not be taxable to such Stockholders and that such Stockholders will not recognize gain to the extent they exchange shares of Company Stock for shares of Metals Stock (but not other cash or property) pursuant to this Agreement and the Merger.

      8.8 STOCKHOLDERS' RELEASE. The Stockholders are delivering to Metals an instrument dated the date hereof releasing the Company from (i) any and all claims of the Stockholders against the Company and (ii) obligations of the Company to the Stockholders, except for (x) items specifically identified on
SCHEDULE 3.6 or 3.12 as being claims of or obligations to the Stockholders, (y) continuing obligations to Stockholders relating to employment by the Company and
(z) obligations arising under this Agreement. The release described in this Section shall not bind individual participants or beneficiaries of the ESOP.

      8.9 ESOP. The Company is delivering to Metals copies of the ESOP Appraisal and ESOP Fairness Opinion contemplated by Section 3.27.

      8.10 STOCK OPTIONS. Metals will grant to some or all of the key employees of the Company identified on SCHEDULE 8.10 hereto options to purchase an aggregate of 111,678 shares of Metals Stock at the closing price of the Metals Stock on the New York Stock Exchange on the business date prior to the Effective Time. Such options shall vest ratably (annually) over a five-year period. Following the Effective Time, the unallocated options, if any, may be allocated to such individuals as may be mutually agreed upon by the CEOs of the Surviving Corporation and Metals.

9.    POST-CLOSING COVENANTS

      9.1   PREPARATION AND FILING OF TAX RETURNS.

            (i) The Stockholders (other than the ESOP Trustees) shall file or cause to be filed all tax returns for the Company for the taxable periods that end on or before the Closing Date, but in each case only after Metals has reviewed such filings and consented thereto.
            (ii) Metals shall file or cause to be filed all tax returns for all taxable periods ending after the Closing Date.
            (iii) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any tax returns, amended tax returns or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant tax returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file tax returns pursuant to this Agreement shall bear all costs of filing such tax returns.

      9.2 FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

10.   INDEMNIFICATION

      The Stockholders, Metals and Newco each make the following covenants that are applicable to them, respectively (provided that Section 10.2 shall apply to the ESOP Trustees, in their capacities as such, only to the extent of their representations and warranties set forth in Sections 3.26-3.28, and that Section
10.4 shall not apply to the ESOP Trustees, in their capacities as such, at all) make the following covenants:

      10.1 SURVIVAL OF STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Stockholders made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Merger for a period of one year after the date hereof, except that the representations and warranties relating to tax matters shall survive until the expiration of the applicable statutes of limitation, and the specific indemnification provided in Section 10.4 hereof shall survive for a period of three years after the Closing Date; provided, however, that representations and warranties and indemnification obligations with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

            (b) The representations and warranties of Metals and Newco made in this Agreement and in the certificates delivered in connection herewith shall survive the Merger for a period of one year after the date hereof, provided, however, that representations and warranties (and related indemnification obligations) with respect to which a claim is made within such period shall survive until such claim is finally determined and paid.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on fraud.

      10.2 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders (as qualified above) and limited to the amount of value that each Stockholder received in the Merger, covenant and agree to indemnify, defend, protect, and hold harmless Metals and the Surviving Corporation and their respective subsidiaries and officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of the Stockholders set forth herein or in the certificates or other documents delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement by the Company or the Stockholders under this Agreement, provided, however, that the payment of any amount of Damages shall be reduced by any tax or insurance benefit accruing to the Indemnified Party as a result of the event giving rise to such Damages, even though such benefit may arise after the Expiration Date.

      10.3 INDEMNIFICATION BY METALS. Metals covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders at all times from and after the date of this Agreement until the Expiration Date from and against all Damages incurred by the Stockholders as a result of (i) any breach of any representation or warranty of Metals or Newco set forth herein or in the certificates delivered in connection herewith; or (ii) any breach or nonfulfillment of any covenant or agreement by Metals or Newco under this Agreement.

      10.4 SPECIFIC INDEMNIFICATION. In addition to the indemnification provided for in Section 10.1, the Stockholders (as qualified above) and limited to the amount of value that each Stockholder received in the Merger, (i) covenant and agree to indemnify, defend, protect and hold harmless each of Metals and the Surviving Corporation from all Damages resulting from any breach of the representations and warranties set forth in Sections 3.6 or 3.9, and (ii) hereby assume and agree to pay when due any and all liabilities (the "Assumed Liabilities") consisting of or relating to (a) severance or similar obligations to executive and management or other employees of the Company and (b) any unfunded employee benefit plan obligations of the Company, other than the Company's deferred compensation plan obligations of $34,000 per year, copies of the documentation relating to which have been delivered to Metals. The Stockholders shall pay all Assumed Liabilities directly within ten days after notice from the Surviving Corporation from time to time of the amount of any such Assumed Liabilities, without deducting the amount of the Indemnification Threshold or any other amount, and hereby indemnify and agree to hold harmless Metals and the Surviving Corporation from and against all of the Assumed Liabilities.

      10.5 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, provided that counsel for the Indemnified Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnified Party to settle a claim expeditiously could have an adverse effect on the Indemnified Party, the failure of the Indemnifying Party to act upon the Indemnified Party's request for consent to such settlement within ten business days of the Indemnifying Party's receipt of notice thereof from the Indemnified Party shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section.

      10.6 METHOD OF PAYMENT. All claims for indemnification shall be paid in cash. Any indemnification payment under this Section 10 will be treated as an adjustment to the exchange consideration for tax purposes unless a final determination with respect to the Indemnified Party or any of its affiliates causes such payment not to be treated as an adjustment to the exchange consideration for United States federal income tax purposes.

      10.7 LIMITATIONS ON INDEMNIFICATION. Metals and the other persons indemnified pursuant to this Section 10 shall not assert any claim for indemnification hereunder against the Stockholders until such time as, and solely to the extent that, the aggregate of all claims such persons may have against the Stockholders shall exceed $300,000 (the "Indemnification Threshold"). The Stockholders shall not assert any claim for indemnification hereunder until such time as, and solely to the extent that, the aggregate of all claims the Stockholders may have hereunder shall exceed the Indemnification Threshold. No person shall be entitled to indemnification under this Article 10 if and to the extent that such person's claim for indemnification is directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth is this Agreement.

11.   NONCOMPETITION

      11.1 PROHIBITED ACTIVITIES. The Stockholders set forth on the signature page (excluding the ESOP Trustees, in their capacities as such) will not, for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, individually or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with the Company or Metals or any of its subsidiaries within 200 miles of where the Company, Metals or any of its subsidiaries conducts business (the "Territory");
            (ii) call upon any person who is, at that time, within the Territory, an employee of the Company, Metals or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of the Company, Metals or any of its subsidiaries;
            (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to the Closing Date, a customer of the Company, Metals or any of its subsidiaries within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company, Metals or any of its subsidiaries within the Territory.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as a passive investor with no involvement in the operations or management of the business, not more than one percent (1%) of the capital stock of a competing business the stock of which is publicly traded on a national securities exchange or over-the-counter market.

      11.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Metals as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Metals for which it would have no other adequate remedy, the Stockholders agree that the foregoing covenant may be enforced by Metals in the event of breach by any Stockholder, by injunctions, restraining orders and other equitable actions.

      11.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on the Stockholders in light of the activities and business of Metals and its subsidiaries on the date of the execution of this Agreement and the current plans of Metals; but it is also the intent of Metals and the Stockholders that such covenants be construed and enforced in accordance with the changing locations of Metals and its subsidiaries throughout the term of this covenant. During the term of this covenant, if Metals or one of its subsidiaries establishes new locations for its current activities or business in addition to or other than the locations currently established therefor, then the Stockholders (other than the ESOP Trustees) will be precluded from soliciting the customers or employees from such new location and from directly competing within 200 miles of its then-established operating location(s) through the term of this covenant.

      11.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      11.5 INDEPENDENT COVENANT. The Stockholders acknowledge that the covenants set forth in this Section are material conditions to Metals' willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Stockholders against Metals or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Metals of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section, during which the agreements and covenants of the Stockholders (other than the ESOP Trustees) made in this Section shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section. The covenants contained in this Section shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

12.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      12.1 GENERAL. The Stockholders recognize and acknowledge that they may have had in the past, may currently have, and in the future may possibly have, access to certain confidential information of the Company and/or Metals, such as operational policies, pricing and cost policies, and other information, that are valuable, special and unique assets of the Company and/or Metals. The Stockholders agree not to disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of Metals, (b) following the Closing, such information may be disclosed by the Stockholders as is required in the course of performing duties for Metals or the Surviving Corporation and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section, unless (i) such information becomes known to the public generally through no fault of the Stockholders, or (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall, if possible, give prior written notice thereof to Metals and provide Metals with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the Stockholders of the provisions of this Section, Metals shall be entitled to injunctive or other equitable relief restraining the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Metals from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

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
      12.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which Metals would have no other adequate remedy, the Stockholders agree that the foregoing covenants may be enforced by injunctions, restraining orders and other appropriate equitable relief.

      12.3 SURVIVAL. The obligations of the parties under Section 12 shall survive the termination of this Agreement for a period of five years.

13.   INTENDED TAX TREATMENT

      13.1 TAX-FREE REORGANIZATION. (a) Metals and the Stockholders are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and the Stockholders will not take any actions that disqualify the Merger for such treatment. The Stockholders represent, warrant and covenant that:

            (i) the Company operates at least one historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. 1.368-1(d) under the Code;
            (ii) the Stockholders have no present plan, intention or arrangement to dispose of any of the Metals Stock to be received in the Merger in a manner that would cause the Merger to violate the continuity of shareholder interest requirements set forth in Reg. Section 1.368-1 under the Code; and
            (iii) In the Merger, Metals and Newco will acquire "substantially all of the properties" of the Company within the meaning of Section 368(a)(2)(D) of the Code (that is, in the Merger, Metals and Newco will acquire at least 90% of the fair market value of the net assets and at least 70% of the gross assets held by the Company immediately prior to the Effective Time). For purposes of the preceding sentence, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property and the Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Effective Time, pursuant to this Agreement or otherwise as part of the plan of the Merger provided for herein, will be included as assets of the Company held immediately prior to the Merger.

            (b)  Metals and Newco covenant and agree as follows:

            (i) The Surviving Corporation will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-(1)(d) of the Code.

            (ii) Neither Metals nor the Surviving Corporation shall take or cause to be taken any action which would disqualify the Merger as a reorganization under Sections 368(a)(1)(A) and (a)(2)(D) of the Code.

14.   SECURITIES LAW MATTERS

      14.1 ECONOMIC RISK; SOPHISTICATION. Each Stockholder acknowledges and confirms that he or she has received and reviewed a Prospectus from Metals relating to his or her acquisition of shares of Metals Stock hereunder. Each Stockholder (A) has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the shares of Metals Stock, (B) fully understands the nature, scope and duration of any limitations on transfer described in this Agreement and (C) can bear the economic risk of an investment in the shares of Metals Stock.

      14.2 COMPLIANCE WITH LAW. Each Stockholder covenants that none of the Metals Stock will be offered, sold, assigned, hypothecated, transferred or otherwise disposed of by such Stockholder except after full compliance with all of the applicable provisions of the Securities Act of 1933, as amended (the "Act") and the rules and regulations of the Securities and Exchange Commission.

      14.3 CONTRACTUAL RESTRICTIONS Each Stockholder agrees that he or she will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of or reduce his or her risk with respect to any of the shares of Metals Stock issued to such Stockholder pursuant to this Agreement prior to the date one year after the date hereof, except that the ESOP shall be permitted to distribute and/or dispose of shares of Metals Stock to the extent necessary to satisfy any distribution obligations to individuals who terminate employment with the Surviving Corporation or to comply with any diversification obligation that applies as a result of elections provided to participants pursuant to I.R.C.
Section 401(a)(28). Such shares of Metals Stock that are in the possession of distributees of the ESOP shall not carry any element of any transfer restriction referred to in the first sentence of this Section 14.3 Certificates representing the Metals Stock issued to the Stockholders shall, if applicable, bear a legend or legends reflecting the foregoing restriction as well as the restrictions referred to in Section 14.2 hereof. Certificates representing Metals Stock issued to option holders (as listed on SCHEDULE 2.2) of the Company in exchange for cancellation of their Company stock options shall not have any contractual restrictions, however, such option holders agree to coordinate any transfer of such Metals Stock through Metals.

15.   GENERAL

      15.1 COOPERATION. The Company, the Stockholders, Metals and Newco shall each deliver or cause to be delivered to the other after the date hereof such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company cooperate with Metals on and after the date hereof in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the date hereof.

      15.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Metals, and the heirs and legal representatives of the Stockholders.

      15.3 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Newco and Metals and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders, the Company, Newco and Metals, acting through their respective officers, duly authorized by their respective Boards of Directors.

      15.4 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      15.5 BROKERS AND AGENTS. The Stockholders agree to pay all fees and other amounts, if any, due to any broker, if any, engaged by the Stockholders or the Company, and agree to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by the Stockholders or the Company.

      15.6 EXPENSES. Except as otherwise provided herein, whether or not the transactions herein contemplated shall be consummated, Metals will pay the fees and expenses of Metals' representatives, accountants and counsel incurred in connection herewith, and the Stockholders will pay the fees and expenses of the Stockholders' and the Company's representatives, accountants and counsel incurred in connection herewith. The Stockholders shall pay any sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the Merger. The Stockholders shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, the Stockholders acknowledge that the Stockholders, and not the Company or Metals, will pay all taxes, if any, due upon receipt of the consideration payable pursuant to this Agreement.

      15.7 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile to an officer or agent of such party, as follows:

            (a) If to Metals or Newco, addressed to it at:
                Metals USA, Inc.
                Three Riverway, Suite 600
                Houston, Texas  77056
                Attn: General Counsel
                Facsimile No. 713-965-0067

            (b) If to the Company or the Stockholders, addressed to it or them at:

                Pacific Metal Company
                3400 SW Bond
                Portland, Oregon 97201
                Attention Mr. Donald E. Peck
                Facsimile No. 503-227-2118

                with copies to:

                Nicholas I. Goyak
                Goyak & Associates
                1000 SW Broadway, Suite 960
                Portland, Oregon 97205
                Facsimile No. 503-227-2902
                and:

                James F. Ambrose & William R. Miller, Jr.
                Davis Wright Tremaine
                1300 SW Fifth Avenue, Suite 2300
                Portland, Oregon 97201
                Facsimile No. 503-778-5299

or to such other address or counsel as any party hereto shall specify pursuant to this Section from time to time.

      15.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Oregon other than its principles governing conflicts of laws.

      15.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date.

      15.10 EFFECT OF INVESTIGATION; KNOWLEDGE.

            (a) No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation, except the actual knowledge of a fact or circumstance learned by, or known to, Metals (without the need of any further investigation or inquiry) prior to the Merger shall be deemed to be a fact or circumstance disclosed to Metals for all purposes to the same extent as if included in a representation or warranty of the Company or the Stockholders.

            (b) When a representation or warranty contained herein or in any certificate or other document delivered in connection herewith is made to the "knowledge" of a party, such party shall be deemed to know all facts and circumstances that a reasonable investigation of the subject matter of such representation or warranty would have revealed, except that "reasonable investigation" with respect to environmental representations shall not include the requirement that the Stockholders cause a third party to conduct any environmental study upon any existing or previously owned or leased properties.

      15.11 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      15.12 TIME. Time is of the essence with respect to this Agreement.

      15.13 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      15.14 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      15.15 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    METALS USA, INC.



                                    By:/s/ARTHUR L. FRENCH
                                          Arthur L. French
                                          Chairman & Chief Executive Officer

                                    PMC ACQUISITION CORP.


                                    By:/s/J. MICHAEL KIRKSEY
                                          J. Michael Kirksey
                                          President

                                    PACIFIC METAL COMPANY


                                    By:/s/DONALD E. PECK
                                          Donald E. Peck
                                          Chairman and Chief Executive Officer

                  Stockholders:
                                    DONALD E. PECK TRUST



                                    By:/s/DONALD E. PECK
                                          Donald E. Peck,Trustee



                                    Donald E. Peck


                                    /s/JOHN S. NOSLER
                                       John S. Nosler


                                    /s/ROBERT S. PERRY
                                       Robert S. Perry


                                    /s/EUGENE C. COMFORT
                                       Eugene C. Comfort


                                    /s/ROGER L. PECK
                                       Roger L. Peck


                                    /s/SUSAN B. HALL
                                       Susan B. Hall



                                    PACIFIC METAL COMPANY EMPLOYEE
                                     STOCK OWNERSHIP TRUST, by its Trustees:


                                    /s/EUGENE C. COMFORT
                                       Eugene C. Comfort, Trustee

                                    /s/ROBERT S. PERRY
                                       Robert S. Perry, Trustee


                                    /s/JOHN S. NOSLER
                                       John S. Nosler, Trustee


                                    /s/JANET S. MORIARTY
                                       Janet S. Moriarty, Trustee


                                    /s/JAMES A. GAYDON
                                       James A. Gaydon, Trustee